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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                            Strayer Education, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common stock, par value $.01 per share
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  863236 10 5
               -------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


-------------------------                            -------------------------
CUSIP No.  863236 10 5                               Page   2   of   5   Pages
           -------------                                   ---      ---
-------------------------                            -------------------------

-------------------------------------------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Ron K. Bailey
-------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ ]
                                                                                                (b) [ ]
        N/A
-------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY


-------------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-------------------------------------------------------------------------------------------------------------------
                           5      SOLE VOTING POWER
        NUMBER OF                 -0-
         SHARES            ----------------------------------------------------------------------------------------
      BENEFICIALLY         6      SHARED VOTING POWER
        OWNED BY                  5,900,000
          EACH
        REPORTING          ----------------------------------------------------------------------------------------
         PERSON            7      SOLE DISPOSITIVE POWER
          WITH                    -0-
                           ---------------------------------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                  5,900,000

-------------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,900,000
-------------------------------------------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A
-------------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        62.4%
-------------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------                            -------------------------
CUSIP No.  863236 10 5                               Page  3   of   5   Pages
           -------------                                   ---     ---
-------------------------                            -------------------------



Item 1(a)     Name of Issuer:

              Strayer Education, Inc.


      (b)     Address of Issuer's Principal Executive Offices:

              1025 15th Street N.W.
              Washington, D.C. 20005

Item 2(a):     Name of Persons Filing:

               Ron K. Bailey

      (b)      Address of Principal Business Office or, if none, Residence:

               6801 Lois Drive
               Springfield, Virginia 22150

      (c)      Citizenship:

               United States

      (d)      Title of Class of Securities:

               Common stock, par value $.01 per share

      (e)      CUSIP Number:

               863236 10 5

Item 3:        Capacity in Which Person is Filing if Statement is Filed Pursuant to
               Rule 13d-1(b) or 13d-2(b):

               Not applicable.

                                  SCHEDULE 13G

-------------------------                            -------------------------
CUSIP No.  863236 10 5                               Page   4  of   5   Pages
           -------------                                   ---     ---
-------------------------                            -------------------------


Item 4:       Ownership:

              As of December 31, 1996:

             (a)    Amount Beneficially Owned:

                    5,900,000

             (b)    Percent of class:

                    62.4%

             (c)    Number of shares to which such person has:

                    (i)   Sole power to vote or to direct the vote:

                          None

                    (ii)  Shared power to vote or to direct the vote:

                          5,900,000       Note: Ron K. Bailey shares beneficial ownership of
                                          the shares with Beverly W. Bailey, his wife.

                    (iii)  Sole power to dispose or to direct the disposition of:

                           None

                    (iv)   Shared power to dispose or to direct the disposition of:

                           5,900,000      Note: Ron K. Bailey shares beneficial ownership of
                                          the shares with Beverly W. Bailey, his wife.

Item 5:        Ownership of Five Percent or Less of Class:

               Not applicable.

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.

                                  SCHEDULE 13G


-------------------------                            -------------------------
CUSIP No.  863236 10 5                               Page   5   of   5   Pages
           -------------                                   ---      ---
-------------------------                            -------------------------

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

              Not applicable.

Item 8:       Identification and Classification of Members of the Group:

              Not applicable.

Item 9:       Notice of Dissolution of Group:

              Not applicable.

Item 10:      Certification:

              Not applicable.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Date:  February 14, 1997



                                          By:/s/  Ron K. Bailey
                                             ------------------------------
                                             Ron K. Bailey